        NEWS RELEASE
FOR IMMEDIATE RELEASE
BROWN-FORMAN CHIEF FINANCIAL OFFICER LEANNE CUNNINGHAM TO RETIRE AFTER 30 YEARS
LOUISVILLE, KY – August 25, 2025 –Brown-Forman Corporation (NYSE:BFA, BFB) today announced that Leanne Cunningham, executive vice president and chief financial officer (CFO), will retire on May 1, 2026, after more than 30 years of service with the company.
Cunningham joined Brown-Forman in 1995 as a Corporate Accountant and progressed through a series of roles in accounting, finance, corporate strategy, and production operations. Before being named CFO in July 2021, she served as senior vice president, shareholder relations officer, commercial finance, and financial planning and analysis. Cunningham joined the Brown-Forman Executive Leadership Team upon her appointment to CFO in 2021.
“Leanne's diverse set of experiences in finance and global supply chain helped shape many important long-term strategic decisions at Brown-Forman. She has led our finance organization with thoughtfulness and balance, and developed strong relationships in the investment community and with our long-term shareholders,” said Brown-Forman President and CEO, Lawson Whiting. “Even so, her greatest legacy may be the way she championed and developed people. Leanne is a true people-first leader, a trusted colleague, and a champion of our core values. We thank her for her lasting contributions to Brown-Forman.”
Cunningham added, “I am incredibly grateful for my 30 years at Brown-Forman, a company where I was empowered to grow both professionally and personally. This journey has not only been defined by the opportunities I was given, but more importantly, by the many amazing people I had the privilege to learn, grow, and lead with. I depart with immense confidence in the leadership and strategic direction of the company, knowing its future is bright.”
The company has initiated a formal search for Cunningham’s successor with the goal of announcing an appointment by the end of the calendar year to allow for a thoughtful and seamless transition.
About Brown-Forman
Brown-Forman Corporation is a global leader in the spirits industry, responsibly building exceptional beverage alcohol brands for more than 155 years. Headquartered in Louisville, Kentucky, we are guided by our founding promise, “Nothing Better in the Market.” Our premium portfolio includes Jack Daniel’s Family of Brands, Woodford Reserve, Old Forester, New Mix, el Jimador, Herradura, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum, Gin Mare, Fords Gin, Chambord, and Slane. With approximately 5,000 employees worldwide, we proudly share our passion for fine-quality spirits in more than 170 countries. Learn more at brown-forman.com and stay connected with us on LinkedIn, Instagram, and X.
Contacts:
Elizabeth Conway, Director, External Communications
Elizabeth_Conway@b-f.com

Sue Perram, Vice President, Investor Relations
Sue_Perram@b-f.com
Important Information on Forward-Looking Statements:
This press release contains statements that are “forward-looking statements” as defined under U.S. federal securities laws. These forward-looking statements reflect management’s expectations or projections regarding future events and speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections.
For further information on factors that could cause our actual results to differ materially from our historical experience or from our current expectations or projections, please refer to our public filings, including the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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